FREIT Announces Fourth Quarter Fiscal 2023 Results

HACKENSACK, NJ, January 29, 2024 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) reported its operating results for the fiscal quarter and twelve months ended October 31, 2023. The results of operations as presented in this earnings release are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Twelve Months Ended
	October 31,		October 31,
	2023	2022	2023	2022

GAAP Earnings (Loss) Per Share - Basic	$0.09	($0.08)	$0.10	$6.52
GAAP Earnings (Loss) Per Share - Diluted	$0.09	($0.08)	$0.10	$6.45
AFFO Per Share - Basic and Diluted	$0.17	($0.04)	$0.57	$0.40
Dividends Per Share	$0.05	$9.00	$0.45	$9.20

Total Average Residential Occupancy *	95.9%	97.6%	96.8%	98.2%
Total Average Commercial Occupancy *	61.3%	65.9%	64.4%	66.8%

* Average occupancy rate excludes the Rotunda Property, the Damascus Property and the Westridge Square Property (collectively the "Maryland Properties") from all periods presented as the properties were sold in the twelve months ended October 31, 2022.

“We delivered a solid quarter of operational and financial performance despite continuing legal expenses and other costs associated with adverse actions from an external entity,” said Robert Hekemian, Jr., Chief Executive Officer of FREIT. Mr Hekemian, Jr. also stated that “While operating in a highly inflationary market, our residential properties have continued to maintain a positive cash flow with same property net operating income increasing modestly from $10,665,000 to $10,975,000 for the twelve months ended October 31, 2023 and 2022, respectively. As our mortgages continue to come due, we continue to refinance with short term loans and have paid down certain loans, reducing leverage when prudent. The Board is committed to protecting and delivering value for all FREIT stockholders”.

Results for the Quarter

Real estate revenue increased 1.5% to approximately $7,153,000 for the fiscal quarter ended October 31, 2023 as compared to approximately $7,048,000 for the prior year’s comparable period. The change in revenue was primarily attributable to an increase from the residential segment of approximately $170,000 driven by an increase in base rents across all properties while the average occupancy rate decreased to 95.9% from 97.6% in the prior year’s comparable period offset by a decline in the commercial segment of approximately $70,000 primarily driven by the decline in the average occupancy rate to 61.3% from 65.9% in the prior year’s comparable period.

Net income (loss) attributable to common equity (“Net Income (Loss)”) was Net Income of approximately $656,000 or $0.09 per share basic and diluted for the fiscal quarter ended October 31, 2023 as compared to Net Loss of approximately ($554,000) or ($0.08) per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by a stock compensation expense adjustment of approximately $1,174,000 incurred in the prior year’s comparable period related to the stock option modification and an increase in investment income of approximately $156,000 attributed to higher interest rates in the quarter ended October 31, 2023.

(Refer to “Table of Revenue & Net Income (Loss) Components”)

Results for the Twelve Months

Real estate revenue decreased 9.4% to approximately $28,344,000 for the twelve months ended October 31, 2023 as compared to approximately $31,271,000 for the prior year’s comparable period. The decline in revenue was primarily attributable to the following: (a) a decrease of approximately $3,613,000 attributed to the sale of the Maryland Properties in Fiscal 2022; (b) a decrease of approximately $350,000 resulting from the decline in the average annual occupancy rate for the residential segment from 98.2% in Fiscal 2022 to 96.8% in Fiscal 2023; offset by (c) an increase of approximately $1 million primarily driven by an increase in base rents at the residential properties.

Net Income was approximately $760,000 or $0.10 per share basic and diluted for the twelve months ended October 31, 2023 as compared to approximately $45,992,000 or $6.52 per share basic and $6.45 per share diluted for the prior year’s comparable period. The change in Net Income was almost entirely driven by the prior year’s comparable period income attributable to the Maryland Properties sold, the $1,415,000 gain on the Wayne PSC interest rate swap termination and a $1,174,000 stock compensation expense adjustment related to the stock option modification in the prior year’s comparable period. Also affecting the change in net income were increases in interest costs and investment income reflecting the higher interest rate environment, higher administrative costs and the costs incurred to adopt the Stockholders Rights Plan.

(Refer to “Table of Revenue & Net Income (Loss) Components”)

Table of Revenue & Net Income (Loss)  Components

	For the Fiscal Quarter Ended October 31,			For the Twelve Months Ended October 31,
	2023	2022	Change	2023	2022	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$2,167	$2,224	$(57)	$8,689	$10,644	$(1,955)
Residential properties	4,986	4,824	162	19,655	20,627	(972)
Total real estate revenues	7,153	7,048	105	28,344	31,271	(2,927)

Operating expenses:
Real estate operating expenses	3,446	3,347	99	13,754	15,281	(1,527)
General and administrative expenses	882	1,896	(1,014)	4,243	5,003	(760)
Depreciation	746	738	8	2,944	3,995	(1,051)
Total operating expenses	5,074	5,981	(907)	20,941	24,279	(3,338)

Financing costs	(1,859)	(1,835)	(24)	(7,717)	(8,064)	347

Investment income	331	175	156	1,013	358	655

Loss on investment in tenancy-in-common	(40)	(129)	89	(271)	(228)	(43)

Net (loss) gain on sale of Maryland properties	—	—	—	(1,003)	68,771	(69,774)

Net realized gain on Wayne PSC interest rate swap contract termination	—	—	—	—	1,415	(1,415)
Net income (loss)	511	(722)	1,233	(575)	69,244	(69,819)

Net loss (income) attributable to noncontrolling interests in subsidiaries	145	168	(23)	1,335	(23,252)	24,587

Net income (loss) attributable to common equity	$656	$(554)	$1,210	$760	$45,992	$(45,232)

Earnings (Loss) per share:
Basic	$0.09	$(0.08)	$0.17	$0.10	$6.52	$(6.42)
Diluted	$0.09	$(0.08)	$0.17	$0.10	$6.45	$(6.35)

Weighted average shares outstanding:
Basic	7,450	7,106		7,441	7,055
Diluted	7,453	7,106		7,447	7,132

Same Property Net Operating Income

FREIT considers same property net operating income (“Same Property NOI”) to be a useful supplemental non-GAAP measure of its operating performance. FREIT defines same property within both the commercial and residential segments to be those properties that FREIT has owned and operated for both the current and prior periods presented, excluding those properties that FREIT acquired, sold or redeveloped during those periods. Any newly acquired property that has been in operation for less than a year, any property that is undergoing a major redevelopment but may still be in operation at less than full capacity, and/or any property that has been sold is not considered same property. Currently, FREIT’s commercial segment contains five (5) same properties and the residential segment contains six (6) same properties. The Maryland Properties sold in the prior year’s comparable period were excluded from same property results for all periods presented.

Same property NOI for the residential properties increased modestly to approximately $2,837,000 and $10,975,000 for the fiscal quarter and twelve months ended October 31, 2023, respectively, from approximately $2,744,000 and $10,665,000 for the prior year’s comparable periods, respectively. Same property NOI for the commercial properties decreased slightly to approximately $950,000 and $3,891,000 for the fiscal quarter and twelve months ended October 31, 2023, respectively, from approximately $1,022,000 and $3,937,000 for the prior year’s comparable periods, respectively.

Financing Update

On August 3, 2023, Westwood Hills, LLC refinanced its $25,000,000 loan (which would have matured on October 1, 2023) secured by its residential property located in Westwood, New Jersey with a new loan in the amount of $25,500,000. This loan is based on a fixed interest rate of 6.05%, provides for monthly payments of principal and interest of $153,706 and has a term of three years with a maturity date of September 1, 2026. This refinancing resulted in a decrease in the interest rate from a variable interest rate of approximately 9.21% (at the time of refinancing) to a fixed interest rate of 6.05% and annual debt service savings of approximately $535,000.

On October 31, 2023, FREIT exercised its right, pursuant to the loan agreement, to extend the term of its $16.6 million loan on its Westwood Plaza shopping center located in Westwood, New Jersey, for one additional year from an initial maturity date of February 1, 2024 to a new maturity date of February 1, 2025. This loan extension will be at a fixed interest rate based on the then corresponding Wall Street Journal Prime Rate (approximately 8.5%).

On December 1, 2023, the mortgage secured by an apartment building located in River Edge, New Jersey in the amount of approximately $9 million came due. FREIT is in the process of refinancing this loan with the current lender, Provident Bank. While the bank is completing its due diligence around this refinancing, Provident Bank has provided a 90-day extension of the maturity date of this loan based on the same terms and conditions of the existing loan agreement. Management expects this loan to be refinanced, however, until such time as a definitive agreement providing for a refinancing of this loan is entered into, there can be no assurance this loan will be refinanced.

On January 11, 2024, FREIT paid off its $7.5 million loan on its property located in Rockaway, New Jersey, which had been extended for an additional one year from an initial maturity date of January 1, 2024 to a new maturity date of January 1, 2025. The loan extension would have been based on a fixed interest rate of approximately 7.44%. As such, the pay-down of this loan will result in annual debt service savings of approximately $558,000.

FREIT’s revolving line of credit provided by the Provident Bank was renewed for a three-year term ending on October 31, 2026. Draws against the credit line are secured by mortgages on FREIT’s Franklin Crossing Shopping Center in Franklin Lakes, New Jersey and retail space in Glen Rock, New Jersey. The total line of credit is $13 million and the interest rate on the amount outstanding will be based on a floating interest rate of prime minus 25 basis points with a floor of 6.75%. As of October 31, 2023, there was no amount outstanding and $13 million was available under the line of credit.

Dividend

On October 4, 2023, the Board of Directors of FREIT declared a fourth quarter dividend of $0.05 per share on the common stock to holders of record of said shares at the close of business on December 1, 2023. The payment date for the dividend was December 15, 2023. The Board of Directors will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended October 31,		For the Twelve Months Ended October 31,
	2023	2022	2023		2022
	(In Thousands Except Per Share Amounts)		(In Thousands Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$511	$(722)	$(575)		$69,244
Depreciation of consolidated properties	746	738	2,944		3,995
Amortization of deferred leasing costs	36	26	103		133
Distributions to non-controlling interests	(240)	—	(240	)(b)	(735	)(c)
Net loss (gain) on sale of Maryland properties	—	—	1,003		(68,771)
Net realized gain on Wayne PSC interest rate swap contract termination	—	—	—		(1,415)
Adjustment to loss on investment in tenancy-in-common for depreciation	363	357	1,438		1,419
FFO	$1,416	$399	$4,673		$3,870

Per Share - Basic	$0.19	$0.06	$0.63		$0.55
Per Share - Diluted	$0.19	$0.06	$0.63		$0.54

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $3.3 million related to the sale of the Damascus and Rotunda properties.
(c) FFO excludes the distribution of proceeds to non-controlling interests in the amount of approximately $19.4 million related to the sale of the Damascus and Rotunda properties.

Adjusted Funds From Operations ("AFFO")

FFO	$1,416	$399	$4,673		$3,870
Deferred rents (Straight lining)	9	(43)	100		(18)
Capital Improvements - Apartments	(125)	(633)	(532)		(1,034)
AFFO	$1,300	$(277)	$4,241		$2,818

Per Share - Basic and Diluted	$0.17	$(0.04)	$0.57		$0.40
Weighted Average Shares Outstanding:
Basic	7,450	7,106	7,441		7,055
Diluted	7,453	7,106	7,447		7,132

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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